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                                                                    EXHIBIT 23.3

                      Consent of PricewaterhouseCoopers LLP

      We hereby consent to the use in this Registration Statement on Form S-4 of SpectraSite Holdings, Inc., relating to the 11 1/4% Senior Notes due 2009, of
(i) our report dated February 4, 1999, except for the fourth paragraph in
Note 3, as to which the date is June 17, 1999, relating to the consolidated financial statements of Westower Corporation as of September 30, 1998 and for the seven months ended September 30, 1998 and (ii) our report dated May 21, 1999 relating to the financial statements of Summit Communications, LLC as of September 30, 1998 and for the nine months ended September 30, 1998, which appear in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Seattle, Washington
August 9, 1999